                                                                    EXHIBIT 5(a)

                          OPINION OF EILENBERG & ZIVIAN

                                               November 21, 1996

Virologix Corporation
666 Third Avenue, 30th Floor
New York, NY 10017

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with an offering (the "Public Offering") of 1,322,500 shares of common stock, par value $.0001 per share (the "Common Stock"), of Virologix Corporation (the "Company"), and up to 115,000 shares of the Company's Common Stock issuable upon exercise of a certain Underwriter's Warrant (the "Warrant Shares"; the Offering shares and the Warrant Shares collectively referred to as the "Shares"). As your counsel in connection with the Public Offering and the offer and sale of the Common Stock, we have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of the Company and of public officials and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that the Shares, when issued upon payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


     Very truly yours,


     /s/ Eilenberg & Zivian
     ---------------------------
     EILENBERG & ZIVIAN


                                      E-86